UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2010

DAIS ANALYTIC CORPORATION

(Exact name of Registrant as specified in its charter)

New York	333-152940	14-760865
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11552 Prosperous Drive

Odessa, Florida 33556

(Address of principal executive offices) (Zip code)

(727) 375-8484

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 8, 2010, Dais Analytic Corporation (the “Company”), Beijing Jiexun – CAST Systems Control Technology Co., Ltd. (“CAST”) and Genertec America, Inc. (“GTA”) entered into a technical and sales agreement (the “Agreement”) with a value of up to approximately $48 million over a twelve month period. Under the terms of the Agreement, the Company will supply to CAST through GTA key system components of its nanotechnology clean water process over the next twelve months. The Agreement is conditioned upon the Company obtaining a letter of credit from GTA in the amount as agreed to by the parties on or before April 13, 2010.

The Agreement is made pursuant to and in support of the $200 million distribution agreement made between the Company, GTA and Fibrlink Communications Co., Ltd. on August 21, 2009, granting GTA the exclusive right to obtain, distribute and market the Company’s nanotechnology-based membrane and related products in China, including mainland China, Hong Kong, Macau and Taiwan, the terms of which are disclosed in the Company’s Current Report on Form 8-K, filed August 27, 2009.

This summary of the terms of the Agreement is qualified in its entirety by reference to the Technical and Sales Agreement, filed as Exhibit 10.1 to this Current Report, and incorporated by reference as if set forth herein in full.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Technical and Sales Agreement between Dais Analytic Corporation, Beijing Jiexun – CAST Systems Control Technology Co., Ltd. and Genertec America, Inc. dated April 8, 2010, filed herewith.*

10.2	Exclusive Distribution Agreement, dated August 21, 2009 between the Company, Genertec America, Inc., and Fibrlink Communications Co., Ltd. incorporated by reference from the Current Report on Form 8-K, filed August 27, 2009.

*	Confidential treatment is requested for certain portions of this exhibit pursuant to 17 C.F.R. Sections 200.8(b)(4) and 240.24b-2.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAIS ANALYTIC CORPORATION

April 8, 2010	By:	/s/ Timothy Tangredi
Timothy Tangredi
Chief Executive Officer, President and Chairman